Exhibit 21.1

LIST OF SUBSIDIARIES OF HI-CRUSH PARTNERS LP

Name	Jurisdiction

Hi-Crush Operating LLC	Delaware

Hi-Crush Chambers LLC	Delaware

Hi-Crush Wyeville LLC	Delaware

Hi-Crush Railroad LLC	Delaware